Exhibit 10.2
                AMENDMENT TO THE DECEMBER 1, 1993 AGREEMENT
            REGARDING RETIREMENT BENEFITS OF ARTHUR A. TORRELLAS

WHEREAS, Arthur A. Torrellas (Executive") has been employed by Beckman Instruments, Inc. ("Company") for approximately 17 years; and

WHEREAS, the Executive and the Company wish to amend the Agreement Regarding Retirement Benefits of Arthur A. Torrellas adopted as of December 1, 1993 and executed on December 20, 1993 ("the Agreement") so that the Executive will continue to remain employed by and provide unique worldwide field operations experience to the Company beyond October 31, 1995.

NOW, THEREFORE, this Amendment to the Agreement between the Executive and the Company is hereby adopted as of May 30, 1995 and amends the Agreement as follows:

1. All reference to October 31, 1995 in the Agreement is changed to December 31, 1996 except for paragraph 2 entitled Voluntary Termination Before or After October 31, 1995 which is deleted and the following inserted.

   2. Voluntary Termination. The increase referred to in paragraph 1 does not apply if Executive, before October 31, 1995 or after December 31, 1996, voluntarily terminates employment (retires). The benefit payable under such circumstances would be the benefit normally payable from the Pension Plan and the Supplemental Plan. If the Executive voluntarily terminates employment (retires) after October 31, 1995 but before January 1, 1997, the Executive would receive the increase referred to in paragraph 1.

2. All other terms and provisions of the Agreement shall remain the same.

This Amendment to the Agreement is entered into as of May 30, 1995.

          EXECUTIVE

          By: ARTHUR A. TORRELLAS
              Arthur A. Torrellas

          COMPANY

          BECKMAN INSTRUMENTS, INC.

          By: JOHN P. WAREHAM
              John P. Wareham

         Its: President and Chief Operating Officer